Independent Auditors Consent



We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated December 28, 1999 with respect to the consolidated financial statments of Computer Outsourcing Serivces, Inc., included in the Annual Report on Form 10-KSB for the year ended October 31, 1999.



/s/ Ernst & Young LLP
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New York, New York
January 28, 2000